EXHIBIT 99.1

Recruiter.com Granted Continued Listing from Nasdaq Hearings Panel

NEW YORK, NY / ACCESSWIRE / June 11, 2024 / Recruiter.com Group, Inc. announced today that it received a notification letter from the Nasdaq Listing Qualifications Staff (the "Staff") of The Nasdaq Stock Market LLC ("Nasdaq") that the Company has evidenced full compliance with all requirements for continued listing on The Nasdaq Capital Market, including the minimum stockholders' equity requirements set forth in Nasdaq Listing Rule 5550(b)(1) (the "Minimum Stockholders' Equity Requirement").

On August 17, 2023, the Staff notified the Company that it was not in compliance with the Minimum Stockholders' Equity Requirement because (i) its stockholders' equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2023 was not at least $2,500,000 and (ii) the Company did not currently meet the alternatives of market value of listed securities or net income from continuing operations. The Staff granted the Company's request for an extension until February 13, 2024, to comply with this requirement. However, the Company failed to meet the terms of the extension, and on February 16, 2024, Staff sent a Delist Determination. On February 21, 2024, the Company submitted a hearing request to Nasdaq's Hearings Department. The hearing request stayed the delisting of the Company's securities pending the panel's conclusion of the hearing process. The hearing was held on April 18, 2024, and by decision dated May 9, 2024, the Panel granted the Company an extension to evidence compliance with all applicable continued listing criteria, through May 20, 2024. As stated above, the Hearings Panel was satisfied with the Company's compliance. The Company remains subject to a "Panel Monitor" as that term is defined under Nasdaq Listing Rule 5815(d)(4)(A), through June 6, 2025.

"We are grateful for the opportunity from Nasdaq to continue to implement our growth and recapitalization plan," said Granger Whitelaw, Chief Executive Officer of Recruiter.com Group, Inc. "Recruiter has made significant progress on our plan to reduce debt, raise equity, improve operational efficiencies and drive growth through acquisition. The solidification of our continued listing position will greatly assist in those plans."

The Company has engaged in preliminary negotiations and due diligence with several private operating companies for the purpose of acquiring revenue-generating operating assets or businesses that are synergistic with the Company's business plan and model. Any such acquisitions would be consummated in conjunction with one or more private or public placements of Company securities to help facilitate such acquisitions. The Company is in discussions with certain strategic investors to issue up to $6.5 million of shares of the Company's common stock in a private transaction, the proceeds of which would be to further the Company’s acquisition strategy. No material agreements, binding or otherwise, have been executed to date with either acquisition targets or potential new investors. Such funding could also be used for working capital and other general corporate purposes, including completing the Company’s planned spinout of certain operating assets and liabilities to its Atlantic Energy Solutions, Inc. subsidiary, which is currently being renamed CognoGroup, Inc.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Recruiter.com Group, Inc.

Recruiter.com is an on-demand recruiting platform providing flexible talent acquisition solutions that scale from startups to the Fortune 100. With an on-tap network of thousands of recruiting professionals and recruitment marketing automation, Recruiter.com helps businesses solve today's complex hiring challenges.

For investor information, visit https://investors.recruiter.com.

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LinkedIn Recruiter Network Group: https://www.linkedin.com/groups/42370/

LinkedIn Company Page: https://www.linkedin.com/company/1240434

Twitter Company Page: https://twitter.com/recruiterdotcom

Facebook Company Page: https://www.facebook.com/RecruiterDotCom

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as "anticipate," "expect," "believe," "may," "will," "should" or other comparable terms, are based largely on Recruiter.com's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Recruiter.com's control. These statements include, among others, statements regarding the completion of the offering, the anticipated proceeds from the offering and the use of such proceeds. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers' requirements, and its ability to protect its intellectual property. Recruiter.com encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

Company Contact:

Corporate Communications

investors@recruiter.com

SOURCE: Recruiter.com Group, Inc.